Exhibit 10.12

February 16, 2018

Dear Yijing,

On behalf of Gentherm Incorporated, I am pleased to present an offer of employment to you for the position of Senior Vice President, Investor Relations and Corporate Communications reporting to Phil Eyler, CEO / President. The position is located at our Northville, Michigan office.  Your compensation package will include terms according to the attached compensation sheet.

This employment offer is contingent upon your ability to complete Section 1 of the Form I-9 on or before your first day of work and provide documentation verifying your identity and employment eligibility in the United States in compliance with the Form I-9 requirements within your first three days of employment.  Also, your future employment with Gentherm is dependent upon your continued eligibility for employment in the United States and ability to provide acceptable documentation to re-verify your employment authorization, if required.   Your employment is contingent upon successfully passing our pre-employment drug test and background check.  By signing below, you acknowledge that your employment is on an “at-will basis.”

Yijing, we are delighted at the prospect of your joining Gentherm and believe that you will find this role to be exciting, challenging and rewarding.  Please contact myself should you have any questions; otherwise, your signature below and on the enclosed term sheet, and attached policies will confirm your acceptance of our offer.  Please return a signed copy to me via email (erin.ascher@gentherm.com). This offer is valid until 5:00 p.m. Eastern Time, Friday, February 23, 2018.

/s/ Erin Ascher

Erin Ascher

Chief Human Resources Officer

cc: Phil Eyler, CEO / President

AGREED TO AND ACCEPTED BY:

/s/ Yijing Brentano2/23/18

Yijing BrentanoDate

21680 Haggerty Road   Northville  MI  48167

P 1.248.513.8611   F 1.248.504.0480   www.gentherm.com

Compensation Term Sheet

Yijing Brentano

February 16, 2018

Position	Senior Vice President, Investor Relations and Corporate Communications

Salary Sign-On Bonus	Annual $334,000 per year, ($13,916.67 paid semi-monthly) You will receive a sign-on bonus of $100,000 within your first 30 days with the Company.

Bonus Program

Your position has a 50% target as part of the Gentherm Global Bonus program based on individual goals agreed to by you and your manager, subject to approval by the Compensation Committee of the Gentherm Board of Directors.

Long Term Incentive	Participation in the Long Term Incentive program commensurate with level.
Vehicle

A company vehicle will be available for your use (brand and model to be approved by the CEO).  Use of a company vehicle includes gas, maintenance and insurance. Imputed income will be calculated based on personal use of vehicle.

Start Date	TBD

EMPLOYEE BENEFITS

Term Life Insurance/ADD – Company paid	150% of annual salary, with a maximum of $500,000 coverage, provided by the Company

Short Term/Long Term Disability – Company paid	Provided by Company

Vacation

4 weeks vacation annually, accrual of 6.67 hours per semi-monthly pay cycle

Yrs. Svc.Vacation DaysMaximum Carryover of Vacation Days0 thru 5Accrual of 5 hours per semi-monthly pay cycle 15 days*First year is pro-rated based on your date of hire.240 hours6 thru 15Accrual of 6.67 hours per semi-monthly pay cycle 20 days240 hours16+Accrual of 8.33 hours per semi-monthly pay cycle 25 days240 hours

*Option to rollover vacation time; payout of vacation hours exceeding annual maximum twice per year-January and July
Anniversary of hire date advances you to next level of vacation days allowed
Sick Leave

5 days per year- unused days do not roll over

*You will be eligible for a pro-rated amount of sick days during your first year, please reference the schedule below:

Sick DaysPro-rated Schedule Based on Month of Hire5January - April4May - August3September - December

Paid Holidays	14 paid holidays per year

Medical / Dental / Vision / Flexible Spending Account (FSA) – Pre-tax payroll deduction

Voluntary participation; employee contributes a portion of premium for medical, dental, vision; FSA maximum per calendar year - $2,500 for healthcare, $5,000 for dependent care.  All benefits effective the first of the month after hire.

401(k) Retirement Savings Plan – Pre-tax payroll deduction	Automatic enrollment for new hire at 6% unless opted out. Voluntary participation for amounts above 6%; current Company discretionary match is dollar for dollar for first 4%.
Optional/Additional Life Insurance – Post-tax payroll deduction

Voluntary participation to purchase term life insurance plan by payroll deduction on a post-tax basis.  Employee can purchase optional/additional life insurance in $10,000 increments above what company provides up to a maximum of $100,000 for themselves; maximum of $25,000 term life insurance for spouse; and $10,000 for dependents up to age 25 if full-time student, otherwise up to age 19.  Premium is based on age of employee and employee must participate in order to purchase spouse and dependent coverage.

By signing this letter and term sheet, you indicate your acceptance of our offer of employment.

AGREED TO AND ACCEPTED BY:

/s/ Yijing Brentano2/23/18

Yijing BrentanoDate